EXHIBIT 1.01(a)
SELLING AGENT AGREEMENT AMENDMENT
     It is the understanding of the undersigned that pursuant to Section 6 of the Selling Agent Agreement entered into on February 28, 2002, Superfund Asset Management, Inc., will pay the expenses of counsel in respect of the review of the offering by the NASD Corporate Financing Department without reimbursement by the Company.

QUADRIGA SUPERFUND, L.P.

By:	Superfund Capital Management, Inc., its General Partner

By:	/s/ Christian Baha

Name:	Christian Baha
Title:	Chief Executive Officer
Date:	September 26, 2006

SUPERFUND ASSET MANAGEMENT, INC.

By:	/s/ George Fountas

Name:	George Fountas
Title:	President
Date:	September 26, 2006